Exhibit 99
March 23, 1998


FOR IMMEDIATE RELEASE               For More Information Contact:
                                          John G. Murray, President or
                                          Thomas M. O'Brien, CFO
                                          (617) 964-8389


                                  HPT Acquires
                         15 Summerfield Suites(R) Hotels
                           for $240 Million Investment
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         Newton,  MA:  Hospitality  Properties  Trust (NYSE:HPT) today announced that it has completed the purchase and lease back of 15 Summerfield Suites(R) hotels from affiliates of Summerfield Hotel Corporation, Inc. ("Summerfield") for approximately $240 million. The 15 hotels contain a total of 1,822 suites (2,766 bedrooms, 1,822 living rooms and fully equipped kitchens) and are located in major metropolitan markets in the following eight states: California (5), Florida (2), Georgia (2), Illinois, Missouri, New Jersey (2), Pennsylvania and Virginia. Summerfield is a privately owned hotel company based in Wichita, KS which currently operates 38 hotels and has another 15 under development. Summerfield Suites(R) hotels are considered upper upscale hotels by Smith Travel Research. In 1997 these 15 hotels achieved an average occupancy of 81% and an average daily rate of $117.22. On average these hotels are only six (6) years old and have recently been fully renovated.

         These 15 hotels will initially continue to be operated by Summerfield under long-term leases. In a related transaction, Summerfield and Patriot American Hospitality (NYSE:PAH, "Patriot") have signed a definitive agreement under which Patriot will acquire Summerfield in a transaction expected to be completed later this year. Although HPT's acquisition was not contingent on the closing of the Patriot-Summerfield transaction, when and if it does close a Patriot subsidiary will be HPT's tenant and a subsidiary of Wyndham International will be the manager of this portfolio.

         The minimum rent payable by Summerfield to HPT is $25 million per year. In addition, the lease provides for additional rent equal to a percentage of gross revenue increases at these all suite
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hotels  beginning in 1999. Like all of HPT's leases,  the  Summerfield  lease is structured as a portfolio transaction so that each of the 15 hotels is subject to cross default with each other hotel, renewal options are exercisable on an all or none basis, and required refurbishment reserves may be used on a combined basis. HPT funded these acquisitions using cash on hand and borrowings under its line of credit.

         John Murray, president of Hospitality Properties Trust, commented:
"HPT is pleased to be making this investment in Summerfield Suites(R) hotels and adding Summerfield as a Tenant. Summerfield Suites(R) hotels compete in the upscale, all suite and extended stay segments of the lodging industry and cater to business and leisure travelers. These are high quality, well managed one and two bedroom suite hotels in attractive locations in primary markets. This transaction increases our tenant and geographic diversity, while maintaining the brand strength and transaction structure which sets HPT apart from most other hotel REITs. HPT's hotel portfolio remains among the most modern, high quality grouping of hotels among all hotel REITs. We expect this transaction to have an immediate positive impact on cash available for distribution ("CAD")."

         HPT is a real estate investment trust headquartered in Newton, MA, which invests in hotels which are leased to unaffiliated hotel operating companies. Including the transaction described herein, HPT has investments and commitments exceeding $1.6 billion in 150 hotels located in 35 states.

         This press release contains forward looking statements which involve risks and uncertainties. Although HPT believes its expectations are based upon reasonable assumptions, no assurance can be provided that anticipated results will occur.
                                      (end)